EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
MOCON, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-42255, 33-49752, 33-58789, and 333-90116) on Form S-8 of MOCON, Inc. of our report dated January 19, 2004, relating to the balance sheets of Paul Lippke Handels-GmbH Prozess– und Laborsysteme, Neuwied as of December 31, 2003 and 2002, and the related statements of income, stockholders’equity, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the January 29, 2004 report on Form 8-K of MOCON, Inc., as amended by the report on Form 8-K/A of MOCON, Inc. dated April 13, 2004.

For the performance of our engagement and our responsibility, also towards third parties, we refer to the general engagement terms for auditors and auditing companies dated January 1st, 2002.

/s/   BANSBACH SCHÜBEL BRÖSZTL & PARTNER GMBH

Stuttgart
April 13, 2004